Exhibit 99.1

NEWS RELEASE

Golden Queen ANNOUNCES first quarter 2017

financial and operating results

VANCOUVER, BRITISH COLUMBIA – May 10, 2017 - Golden Queen Mining Co. Ltd. (TSX:GQM; OTCQX:GQMNF) (“Golden Queen” or “the Company”) today announces its financial and operating results for the first quarter ended March 31, 2017, including total gold production of 11,406 ounces and revenue of US$14.8 million from its 50%-owned Soledad Mountain gold-silver project (the “Project”) located south of Mojave, California.

The Company’s financial results will be filed today on Form 10-Q with the regulatory agencies in Canada and the United States. All amounts herein are in US dollars and reflect 100% of the financial results of Golden Queen Mining Company, LLC (“GQM LLC”), the Company’s 50%-owned subsidiary that holds the Project, unless otherwise stated.

OPERATIONAL HIGHLIGHTS

•	Gold production of 11,406 ounces
•	Silver production of 64,581 ounces
•	Plant throughput averaged 8,821 tons per day in the first quarter of 2017
•	Average gold and silver grade processed this quarter was 0.019 ounces per ton gold and 0.232 ounces per ton silver

FINANCIAL HIGHLIGHTS

•	Attributable net loss for the first quarter totaled $(2.4) million, or $(0.02) per share, on a basic and diluted basis
•	Revenue totaled $14.8 million in the first quarter
•	Gold sold in the first quarter totaled 11,406 ounces at an average realized gold price of $1,228 per ounce
•	Silver sold in the first quarter totaled 64,581 ounces at an average realized silver price of $17.59 per ounce
•	Cash balances as at March 31, 2017 totaled $9.5 million
•	Total cash costs net of silver by-products of $1,013 per ounce sold for the first quarter
•	All-in sustaining costs of $1,724 per ounce sold for the first quarter

During the first quarter ended March 31, 2017, the net loss attributable to the Company was $(2.4) million (or $(0.02) per basic share), compared to a net loss of $(8.9) million (or $(0.09) per basic share), for the corresponding period in 2016.

In accordance with US GAAP, the Company began to recognize revenues and expenses related to the sale of metals in the second quarter of 2016. The Company had revenues from operations during the three months ended March 31, 2017 in the amount of $14.8 million from the sales of 11,406 ounces of gold and 64,581 ounces of silver. The Company did not have revenues during the three months ended March 31, 2016 as production commenced on April 1, 2016.

The Company had, on a consolidated basis, $160.3 million in assets, including $9.5 million in cash, and a working capital of $0.8 million as at March 31, 2017, compared with $159.7 million in assets, including $13.3 million in cash, and a working capital of $8.2 million as at December 31, 2016.

The financial position and results for the quarter ended March 31, 2017 are summarized in the tables below and are presented on a 100% project ownership basis unless otherwise noted:

Financial position as at:	March 31, 2017	December 31, 2016
Select Items - On a consolidated basis *	$mm	$mm
Cash	9.5	13.3
Inventory	11.8	10.9
Mineral property interests	138.1	134.6
Total assets	160.3	159.7
Working capital (deficit)	0.8	8.2
Current liabilities	21.2	16.6
Long term liabilities	48.9	50.1
Redeemable portion of non-controlling interest – Temporary equity	26.1	26.2
Non-controlling interest – Shareholders’ equity	39.1	39.3
Shareholders’ equity attributable to Golden Queen	25.1	27.4
Shareholders’ equity	64.1	66.7

Select Items - On a consolidated basis*	3 Months Ended March 31 $mm		3 Months Ended December 31
	2017	2016	2016
Revenue	14.8	Nil	10.3
Direct mining costs	(11.6)	Nil	(8.9)
Net (loss) income and comprehensive income (loss) attributable to the Company **	(2.4)	(8.9)	0.9
Basic (loss) income per share attributable to the Company**	(0.02)	(0.09)	0.01
Diluted (loss) income per share attributable to the Company**	(0.02)	(0.09)	0.01

*These consolidated results include the accounts of Golden Queen, Golden Queen Mining Holdings Inc., Golden Queen Mining Canada Ltd. and GQM LLC. GQM LLC meets the definition of a Variable Interest Entity. Golden Queen has determined that it is the member of the related party group that is most closely associated with GQM LLC and, as a result, is the primary beneficiary who consolidates GQM LLC. Golden Queen’s economic interest in GQM LLC is 50%. For select disclosure on a non-consolidated basis, please refer to the Form 10Q.

**Net income (loss) and comprehensive income (loss) attributable to Golden Queen, Golden Queen Canada Ltd. and Golden Queen Mining Holdings Inc. only. Excludes net income (loss) attributable to JV Partner.

OPERATING PERFORMANCE*

Metal Revenues	Q1’17	Q4’16
Gold sold (ounces)	11,406	7,760
Silver sold (ounces)	64,581	69,272
Average realized gold price	1,228	1,174
Average realized silver price	17.59	16.60
Metals revenues ($mm)	14.8	10.3

	Q1’17		Q4’16
Ore mined (ton)	852	k	819	k
Ore mined (tonnes)	773	k	743	k
Waste mined (ton)	3,230	k	2,389	k
Waste mined (tonnes)	2,930	k	2,167	k
Total mined (ton)	4,082	k	3,208	k
Total mined (tonnes)	3,703	k	2,910	k
Strip ratio (waste:ore)	3.8		2.9
Ore processed (tons)	791	k	895	k
Ore processed (tonnes)	718	k	812	k
Average ore processed gold grade (ounces per ton)	0.019		0.015
Average ore processed gold grade (grams per tonne)	0.651		0.498
Average ore processed silver grade (ounces per ton)	0.232		0.298
Average ore processed silver grade (grams per tonne)	7.955		10.232
Average ore processing throughput (tons per scheduled operating day)	8,890		10,161
Average ore processing throughput (tonnes per scheduled operating day)	8,065		9,218
Gold produced (ounces)	11,406		7,779
Silver produced (ounces)	64,581		69,606

*Figures are shown on 100% basis

Mining

The first quarter of 2017 ore production was 6% under budget while gold production was 3% under budget. A total of 852K tons of ore were mined in the first quarter with a strip ratio of 3.8 waste to ore. This compares to 291K tons of ore at a strip ratio of 3.3 in the first quarter of 2016 when the mine had not yet achieved commercial production. The year over year comparison is biased by the fact that the mine was still in development stage in the first quarter of 2016. The higher production and strip ratio are a result of increased mining activity and the requirement to pre-strip the East pit.

Mining continued in the Northwest Pit and the Min Pit, Phase-1 during the first quarter. The road to the East pit was completed late in 2016 and the stripping of the East Pit is currently underway.

The grade reconciliation with the Block-Model for both the North West Pit and Main Pit is on-going. Generally, the mine produces more gold per bench than predicted by our model, at a lower grade. The higher grade mined in the first quarter of this year versus the first quarter in 2016 is the result of our target grade program; our operators are more and more successful in grouping the ore on the benches into minable chunks that average a higher grade.

The in-fill drilling program of the East Pit was completed late in 2016 and the information is being incorporated into the Block Model. No additional drilling is currently being contemplated in 2017

Processing and Production

The crushing-screening plant daily average in the first quarter of 2017 was 8,821 tons per operating day.  In April, the daily average was 10,168 tons per operating day. The Company experienced a mechanical problem with a gear-box on the overland conveyor during the first quarter that affected the throughput. Operating efficiency has, however, been improving and the issues associated with high wear are being addressed. The performance of the HPGR system has exceeded expectations.

As at the end of April 2017, a total of 3,773K tons are loaded on the heap-leach pad. Agglomerate quality was very good in the first quarter of 2017 and the porosity and permeability of the heap-leach pad is extremely high. The apparent recovery project to date is approximately 66%. Comparison with first quarter of 2016 is meaningless because the mine was at the development stage at that time.

Gold production commenced in April 2016. A total of 34,480 ounces of gold and 276,970 ounces of silver have been produced as at April 30, 2017.

About Golden Queen Mining Co. Ltd.:

Golden Queen is an emerging gold and silver producer holding a 50% interest in an open pit, heap leach mining operation on the Soledad Mountain property, located just outside the town of Mojave in Kern County in southern California.

Technical Information:

The scientific and technical content of this news release was reviewed, verified, and approved by Peter A. Herrera, CPG; a qualified person as defined by Canadian Securities Administrators National Instrument 43-101 “Standards of Disclosure for Mineral Projects.

For further information, please contact:

Brenda Dayton

Telephone: 778.373.1557

Email: bdayton@goldenqueen.com

Caution With Respect To Forward-looking Statements: This news release contains forward-looking information and statements within the meaning of applicable Canadian and United States securities laws (herein referred to as "forward-looking statements") that involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. All information and statements in this news release that are not statements of historical fact may be forward-looking statements, including the expected production results, grade and quantities or ore, operating costs, plant capacity and other statements regarding anticipated results. Such statements or information are only intentions and expectations of management and reflect the current beliefs of management and are based on information currently available to management. In addition, results of operations can vary significantly and past results may not necessarily be consistent with future results. Actual results and events may differ materially from those contemplated by these forward-looking statements due to these statements being subject to a number of risks and uncertainties. Undue reliance should not be placed on these forward-looking statements, as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. By their nature forward-looking statements involve assumptions and known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions and other forward-looking statements will not occur. A number of factors could cause actual results to differ materially from the those expressed or implied by the forward-looking statements, including, but not limited to, unexpected regulatory issues, and changes in the general economic and business conditions pertaining to Golden Queen’s operations. Should any risks or uncertainties that face Golden Queen and its subsidiaries materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results or achievements could vary materially from those expressed or implied by the forward-looking statements contained in this news release. Readers are cautioned that the foregoing list of risks is not exhaustive. Additional information on these and other factors that could affect the operations or financial results of Golden Queen and its subsidiaries are included in, Golden Queen’s short form base shelf prospectus and supplements thereto, and Golden Queen's annual financial statements and Management’s Discussion and Analysis for the year ended December 31, 2016, each of which has been filed under the Company’s profile on SEDAR (www.sedar.com) or with the SEC (www.sec.gov). Any forward-looking statement herein contained is made as of the date of this news release and Golden Queen does not assume any obligation to update or revise them to reflect new information, events or circumstances, except as required by law.